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                                                                   EXHIBIT 10.37



                                 April 22, 1997

Eugene M. Arnone
4555 Route 9 North
Howell, New Jersey 07731

Dear Mr. Arnone:

         We are pleased to inform you that the Board of Directors (the "Board") of QuadraMed Corporation, a Delaware corporation (the "Company") has authorized an employment package for you. The purpose of this letter agreement (the "Agreement") is to document the terms of your employment package by providing you with a formal employment contract.

         Part One of this Agreement sets forth certain definitional provisions to be in effect for purposes of determining your benefit entitlements. Part Two specifies the terms and conditions that will apply to your continued employment with the Company, including the severance payments and benefits to which you may become entitled in the event your employment should be terminated. Part Three concludes this Agreement with a series of general terms and conditions applicable to your employment benefits.

                                    PART ONE
                                  DEFINITIONS

         For purposes of this Agreement, including in particular the severance payments and benefits to which you may become entitled under Part Two, the following definitions will be in effect:

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Employee Benefit Plan" shall have the meaning given the term under
Section 3 of ERISA.

         "Employment Period" means the period of your employment with the Company governed by the terms and provisions of this Agreement.
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         "ERISA" means the Employee Retirement Income Security Act of 1974, as
in effect from time to time.

         "Involuntary Termination" means the termination of your employment with the Company either: (i) involuntarily upon your discharge or dismissal pursuant to Section 13 of Part Two, except for a Termination for Cause (but not failure to renew pursuant to Section 2 of Part Two); (ii) voluntarily or involuntarily, provided such termination occurs in connection with (a) a change in your position with the Company which materially reduces your level of responsibility or changes your title from President of the Company's Business Office Services and Systems Division (as initially conducted through its wholly-owned subsidiary Healthcare Recovery Acquisition Corporation ), (b) a reduction in your level of compensation (including base salary and fringe benefits), (c) a relocation of your principal place of employment by more than forty five (45) miles and such change, reduction or relocation is effected without your written concurrence, or (d) a material breach of this Agreement by the Company which is not cured within 30 days of written notice thereof.

         "Option" means any option granted to you under the Stock Option Plan which is outstanding at the time of your Involuntary Termination.

         "Stock Option Plan" means the Company's 1996 Stock Incentive Plan (including the predecessor 1994 Stock Option Plan), as amended through the date hereof.

         "Termination for Cause" means an Involuntary Termination of your employment for (i) one or more acts of fraud, embezzlement, misappropriation of proprietary information, misappropriation of the Company's trade secrets or other confidential information, a verifiable breach of your fiduciary duties to the Company or any other verifiable misconduct adversely affecting the business reputation of the Company in a material manner, (ii) the unlawful appropriation of a corporate opportunity involving the business of the Company or its affiliates, (iii) material failure to comply with any reasonable directive from the Board or senior management or any written policy or policies of the Company as adopted by the Board from time to time, (iv) a material breach of any obligation, representation, warranty, covenant or agreement by you under that certain Acquisition Agreement and Plan of Merger (as amended) dated as of March 1, 1997 by and among the Company, Healthcare Recovery Acquisition Corporation, Healthcare Recovery Incorporated and its shareholders or (v) your failure to devote your full working time and effort to the performance of your duties hereunder; provided, however, you will have the right to perform incidental services as are necessary in connection with (a) your private passive investments, (b) your charitable or community activities and (c) your participation in trade or professional organizations, but only to the extent such incidental services do not materially interfere with the performance of your services hereunder.



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                                    PART TWO
                       TERMS AND CONDITIONS OF EMPLOYMENT

         The following terms and conditions will govern your employment with the Company throughout the Employment Period and will also, to the extent indicated below, remain in effect following your termination date.

         1. Employment and Duties. The Company will continue to employ you as an executive officer in the position of President of the Business Office Services and Systems Division of the Company. You agree to continue in such employment for the duration of the Employment Period and to perform in good faith and to the best of your ability all services which may be required of you in your executive position and to be available to render such services at all reasonable times and places in accordance with reasonable directives and assignments issued by the Board. During your Employment Period, you will devote your full time and efforts to the business and affairs of the Company within the scope of your executive office. Your principal place of operations will be at the Company's corporate offices in Howell, New Jersey.

         2. Term of Agreement. This Agreement shall be effective as of the date hereof. The term of this Agreement shall continue in effect from such date for a period of two (2) years from such date, subject to the provisions of this Part Two, unless sooner terminated by the parties in accordance with the provisions hereof. This Agreement shall automatically renew for successive one-year terms unless notice of termination is delivered by either party at least ninety (90) days in advance of the expiration of the then current Employment Period. For and in consideration of your entering into this Agreement, you shall not be an employee-at-will, but shall be hereafter employed for a definite term. No termination or expiration of this Agreement shall affect any rights, obligations or liabilities of you or the Company that shall have accrued on or prior to the date of termination or expiration.

         3.      Compensation.

                 a. Your base salary will be paid at the annual rate of One Hundred Seventy Five Thousand Dollars ($175,000), which shall be subject to adjustment each calendar year by the Board.

                 b. Your base salary will be paid at periodic intervals in accordance with the Company's payroll practices for salaried employees.

                 c. You will be entitled to such bonuses (if any) for service rendered during the Employment Period as the Board may determine in its sole discretion and based upon the recommendation of the Company's Compensation Committee and such additional factors as the Board deems appropriate, including, without limitation, your individual performance and the Company's financial results.





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                 d.       The Company will deduct and withhold from the
compensation payable to you hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

         4. Expense Reimbursement. You will be entitled to reimbursement from the Company for all customary, ordinary and necessary business expenses incurred by you in the performance of your duties hereunder; provided, however, that you furnish the Company with vouchers, receipts and other substantiation of such expenses in accordance with Company policies.

         5. Fringe Benefits. During the Employment Period, you and your dependents, as applicable, will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including profit sharing plans, cafeteria benefit programs and stock purchase and option plans, which are made available to executives and for which you qualify.

         6. Vacation. You will accrue four (4) weeks of paid vacation benefits during each calendar year of the Employment Period in accordance with the Company policy in effect for executive officers.

         7.      Death or Disability.

                 a. Upon your death or disability during the Employment Period, the employment relationship created pursuant to this Agreement will immediately terminate, and no further compensation will become payable to you pursuant to Part Two, Section 3. In connection with such termination by reason of death or disability, the Company will only be required to pay you (or your estate) any unpaid compensation earned under Part Two, Section 3 for services rendered through the date of your death or disability, together with a special termination payment equal to the additional amount of base salary you would have earned hereunder had your employment continued for an additional thirty
(30) days.

                 b. You will be deemed disabled if you are so characterized pursuant to the terms of the Company's disability insurance policies applicable to you from time to time.

                 c. Upon death or disability the terms of the Stock Option Plan will apply.

         8. Severance Benefits. You will be entitled to receive the severance benefits specified below in the event of the termination of your employment by reason of an Involuntary Termination (other than a Termination for Cause):





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                 a.       Severance Benefit.  The Company will make severance
payments equal to the amount of compensation which you would have received pursuant to Part Two, Section 3 if your employment had been continued throughout the term of this Agreement set forth in Part Two, Section 2 including any renewal term in which you have actually performed services prior to termination (the "Severance Period"). Such severance payments will be paid in periodic intervals in accordance with the Company's payroll practices during the Severance Period.

                 b. Welfare Benefits. Throughout the Severance Period, you (and your dependents, as applicable) shall be provided by the Company with the same life, health and disability plan participation, benefits and other coverages to which you were entitled as an employee immediately before the Involuntary Termination. In the event that under applicable law or the terms of the relevant Employee Benefit Plans such participation, benefits and/or coverage cannot be provided to you following your Involuntary Termination, such coverage and/or benefits shall be provided directly by the Company pursuant to this Agreement on a comparable basis. In its sole discretion, the Company may obtain such coverage and benefits for you through private insurance acquired at the Company's expense. Amounts paid or payable to or on your behalf pursuant to any "employee welfare benefit plan," as defined in ERISA, providing health and/or disability benefits, that is sponsored by the Company or an affiliate of the Company, shall be credited against amounts due under this Section 8.b. To the maximum extent permitted by applicable law, the benefits provided under this Section 8.b. shall be in discharge of any obligations of the Company or any of your rights under the benefit continuation provisions under Section 4980A of the Code and Part VI of Title I of ERISA ("COBRA") or any other legislation of similar import.

                 c. Other Employment. The amounts otherwise payable to you pursuant to Sections 8.a. and 8.b. above during the Severance Period shall be reduced or eliminated in their entirety to the extent you receive compensation for services and/or payments of benefits from third parties. You hereby acknowledge and agree that you shall provide the Company with immediate notice of your entering into any employment, consulting or similar arrangement during the Severance Period.

                 d. Options. In connection with the Involuntary Termination of your employment (other than Termination for Cause), each of your Options under the Stock Option Plan will (to the extent not then otherwise exercisable) accelerate or terminate in accordance with the terms of the Stock Option Plan applicable to executives of the Company.

         9. Restrictive Covenant. During the Employment Period, you will not directly or indirectly, whether for your own account or as an employee, consultant or advisor, provide services to any business enterprise other than the Company, unless otherwise authorized by the Company in writing.





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         10.     Non-Solicitation.  During any period for which you are
receiving compensation payments pursuant to Part Two, Section 3 and one (1) year thereafter, you will not directly or indirectly solicit any Company employee to leave the Company's employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current employees or solicit any of the Company's customers for products or services substantially similar to those offered by the Company.

         11.     Confidentiality.

                 a. You hereby acknowledge that the Company may, from time to time during the Employment Period, disclose to you confidential information pertaining to the Company's business and affairs and client base, including, without limitation, customer lists and accounts and other similar items indicating the source of the Company's income and information pertaining to the salaries, duties and performance levels of the Company's employees. You will not, at any time during or after such Employment Period, disclose to any third party or directly or indirectly make use of any such confidential information, including, without limitation, the names, addresses and telephone numbers of the Company's customers, other than in connection with and in furtherance of the Company's business and affairs. Nothing contained in this paragraph shall be construed to prevent you from disclosing the amount of your salary.

                 b. All documents and data (whether written, printed or otherwise reproduced or recorded) containing or relating to any such proprietary information of the Company which come into your possession during the Employment Period will be returned by you to the Company immediately upon the termination of the Employment Period or upon any earlier request by the Company, and you will not retain any copies, notes or excerpts thereof. Notwithstanding the foregoing, you shall be entitled to retain your file or rolodex containing names, addresses and telephone numbers and personal diaries and calendars; provided, however, that you shall continue to be bound by the terms of Section 11.a. above to the extent such retained materials constitute confidential information.

                 c. Your obligations under this Section 11 will continue in effect after the termination of your employment with the Company, whatever the reason or reasons for such termination, and the Company will have the right to communicate with any of your future or prospective employers concerning your continuing obligations under this Section 11.

         12.     Ownership Rights.

                 a. All materials, ideas, discoveries and inventions pertaining to the Company's business or clients, including, without limitation, all patents and copyrights, patent applications, patent renewals and extensions and the names, addresses and telephone numbers of customers, will belong solely to the Company.





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                 b.       All materials, ideas, discoveries and inventions
which you may devise, conceive, develop or reduce to practice (whether individually or jointly with others) during the Employment Period will be the sole property of the Company and are hereby assigned by you to the Company, except for any idea, discovery or invention (i) for which no Company equipment, supplies, facility or trade secret information is used, (ii) which is developed entirely on your own time and (iii) which neither (a) relates at the time of conception or reduction to practice to the Company's business or any actual or demonstrably anticipated research or development program of the Company nor (b) results from any work performed by you for the Company. The foregoing exception corresponds to the assignment of inventions precluded by California Labor Code Section 2870, the text of which is attached hereto as Exhibit "A" and incorporated herein by this reference.

                 c. You will, at all times whether during or after the Employment Period, assist the Company, at the Company's sole expense, in obtaining, maintaining, defending and enforcing all legal rights and remedies of the Company, including, without limitation, patents, copyrights and other proprietary rights of the Company. Such assistance will include, without limitation, the execution of documents and assistance and cooperation in legal proceedings.

                 d. You will continue to be bound by all the terms and provisions of your existing Proprietary Information Agreement with the Company and that certain Non-Competition and Non-Circumvention Agreement between yourself, the Company and Healthcare Recovery Acquisition Corporation, and nothing in this document will be deemed to modify or affect your duties and obligations under those other agreements.

         13.     Termination of Employment.

                 a. The Company (or any successor entity resulting from a change in control) may terminate your employment under this Agreement at any time for any reason, with or without cause, by providing you with at least three (3) days prior written notice. However, such notice requirement will not apply in the event there is a Termination for Cause under Section 13.d. below.

                 b. In the event there is a termination of your employment by reason of an Involuntary Termination of your employment with the Company (other than Termination for Cause) during the Employment Period, you will become entitled to the benefits specified in Part Two, Section 8 in addition to any unpaid compensation earned by you under Part Two, Section 3 for services rendered prior to such termination.

                 c. Should your employment with the Company terminate by reason of your death or disability during the Employment Period, no severance benefits will be payable to you under Part Two, Section 8, and only the limited benefits provided under Part Two, Section 7 will be payable.





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                 d.       The Company may at any time, upon written notice,
terminate your employment hereunder for any act qualifying as a Termination for Cause. Such termination will be effective immediately upon such notice.

                 e. Upon Termination for Cause or your voluntary resignation, the Company will only be required to pay you any unpaid compensation earned by you pursuant to Part Two, Section 3 for services rendered through the date of such termination, and no termination or severance benefits will be payable to you under Part Two, Section 8.

         14. No Right to Set-Off. The Company shall have no right to set-off any amounts owing to you under Section 3 of this Agreement against any amount you may owe to the Company (or its affiliates) as a result of a breach of representations and/or warranties pursuant to that certain Acquisition Agreement and Plan of Merger dated as of March 1, 1997 (as amended); provided, however, that this Section 14 shall in no way limit or infringe upon the right of the Company to terminate your employment pursuant to Section 13 above.

                                   PART THREE
                            MISCELLANEOUS PROVISIONS

         15. Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including, without limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the stock, business or assets of the Company whether by merger, consolidation, division, sale or otherwise (and such successor shall thereafter be deemed to be the "Company" for purposes of this Agreement). The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement entitling you to the benefits hereunder as though you were subject to Involuntary Termination. This Agreement shall be binding upon and inure to the benefit of you, your successors, assigns, executors, administrators and beneficiaries.

         16. Indemnification. The indemnification provisions for officers and directors under the Company's Bylaws will (to the maximum extent permitted by law) be extended to you, during the period following your Involuntary Termination, with respect to any and all matters, events or transactions occurring or effected during your Employment Period.

         17. Miscellaneous. The provisions of this Agreement will be construed and interpreted under the laws of the State of California. This Agreement incorporates the entire Agreement between you and the Company relating to the terms of your employment and the





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subject of severance benefits and supersedes all prior agreements and understandings with respect to such subject matter. This Agreement may only be amended by written instrument signed by you and an authorized officer of the Company.

         18. Arbitration. Any controversy which may arise between you and the Company with respect to the construction, interpretation or application of any of the terms, provisions, covenants or conditions of this Agreement or any claim arising from or relating to this Agreement will be submitted to final and binding arbitration in San Francisco, California in accordance with the rules of the American Arbitration Association then in effect.

         19. Notices. Any notice required to be given under this Agreement shall be deemed sufficient, if in writing, and sent by certified United States mail, return receipt requested, via overnight courier or hand delivered to the Company at 80 East Sir Francis Drake Boulevard, Suite 2A, Larkspur, California 94939, and to you at your most recent address reflected in the permanent Company records. Copies of each such notice delivered by either the Company or you shall be provided to each current member of the Board at each such director's current address as listed in the Company's records.

         Please indicate your acceptance of the foregoing provisions of this Agreement by signing the enclosed copy of this Agreement and returning it to the Company.

                            Very truly yours,

                            QUADRAMED CORPORATION


                            By:   /s/ JAMES D. DURHAM
                               ---------------------------------------------
                                    James D. Durham, Chief Executive Officer

                            ACCEPTED BY AND AGREED TO:


                               /s/ EUGENE M. ARNONE
                            ------------------------------------------------
                            Eugene M. Arnone

                            Dated:      4/23/97
                                  ------------------------------------------






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                                  EXHIBIT "A"

                       CALIFORNIA LABOR CODE SECTION 2870

         Section 2870. Application of provision providing that employee will assign or offer to assign rights in invention to employer.

         (a) Any provision in an employment agreement which provides that an employee will assign, or offer to assign, any of his or her rights in an invention to his or her employer will not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                 (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

                 (2) Result from any work performed by the employee for his employer.

         (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.